Exhibit 10.7

www.evtaas.com

Offer of Employment, dated as of March 31, 2021, by and between the Registrant and David Solomont

March 31, 2021

Dear David,

On behalf of the Board of Directors (the “Board”) of ev Transportation Services, Inc. (hereafter “evTS” or the “Company”), we are pleased to offer you the position of President, on the terms and conditions set forth in this Employment Letter Agreement (this “Agreement”)

Employment by the Company: Your official title will be President. This is a full time, exempt position, and during your employment with the Company, you will devote your best efforts and substantially at; of your business time and attention to the business of the Company. You shall perform such duties as are normally associated with this position and such duties as are assigned to you by the Board of Directors.

Starting Date: April 1, 2021

Salary: For services to be rendered hereunder, you shall receive a base salary at the rate of $360,000 per year, subject to standard deductions and withholdings and payable in accordance with the Company’s customary payroll procedures as established and modified from time to time (hereinafter referred to as your Base Compensation”).

Stock: Subject to the approval of the Board, you will be granted a stock grant for that number of shares of Company common stock determined by the Governance Committee of the Board of Directors. This stock grant will be subject to repurchase, in accordance with the Company’s standard vesting schedule. You should consult with your own tax advisor the tax risks and consequences related to this stock grant.

Contingencies: This offer is contingent upon (i) your executing the Company’s Restrictive Covenant Agreement (the “Restrictive Covenant Agreement”), (ii) your satisfying the eligibility requirements for employment in the United States and (iii) satisfactory background and reference checks (in the Company’s sole discretion).

Personnel Policies and Benefits: The employment relationship between yourself and the Company shall be governed by the genera! employment policies and practices of the Company, as they may be interpreted, adopted, revised or deleted from time to time in the Company’s sole discretion. You shaft be entitled to participate in al! employee benefit programs for which you are eligible under the terms and conditions of the benefit plans that may be in effect from time to time and provided by the Company to similarly situated employees. The Company expects to provide individual and family health and dental insurance as well as vacation and sick leave. You will be eligible for three weeks of paid vacation* The Company may modify, revoke, suspend or terminate any of the terms, pians, policies and/or procedures described in the employee handbook, if any, or as otherwise communicated to you, in whole or part, at any time, with or without notice.

Confidential Information and Restrictive Covenants: As a condition of your continued employment, you agree to execute and abide by the terms of the Restrictive Covenant Agreement, which shah survive termination of your employment with the Company and the termination of this Agreement.

Not in Violation of Any Obligation to Others: By acceptance of this offer of employment, you represent and agree that your employment with evTS shall not violate any agreements, obligations or understandings that you may have with any third party or prior employer. Without limiting the foregoing, you represent and agree that you are not bound by any non-compete or non-solicitation agreement or any other type of agreement that would prohibit your employment with the Company, If you are a party to any such agreement, you are also certify that you have provided us with copies of any such agreements that you are a party to in conjunction with any current and/or former employment.

Employment at Will: Please note that this Agreement and your response are not meant to constitute a fixed-term employment contract and that you witl remain, at ail times, an employee at-wiil, which means that either you or the Company wili be entitled terminate your employment at any time and for any reason, with or without cause, Any contrary representations that may have been made to you are superseded by this Agreement. This is the fuli and complete agreement between you and the Company on this term.

Miscellaneous: This Agreement shall be governed, construed and enforced in accordance with the laws of Massachusetts without regard to principles of conflicts of law. tn the event of any litigation relating to this Agreement, the parties agree that the exclusive venue and jurisdiction shall be the circuit courts of Middlesex County, Massachusetts. Should any provision of this Agreement or any portion thereof* be found invalid and unenforceable, it shall be construed to be enforceable to the greatest extent allowable under applicable law, and the remaining provisions shall continue in force and effect. By signing this Agreement, you acknowledge that the terms described in this Agreement, together with the Restrictive Covenant Agreement, sets forth the entire understanding between yourself and the Company and supersedes any prior representations or agreements, whether written or oral; there are no terms, conditions, representations, warranties or covenants other than those contained herein. No term or provision of this Agreement may be amended, waive, released, discharged or modified except in writing, signed by you and the appropriate designee of the Board, except that the Board may at any time, in its sole discretion, adjust your Base Compensation, incentive compensation, stock plans, benefits, job titles, locations, duties and responsibilities subject to your option to elect to terminate your employment. This Agreement is intended to bind and inure to the benefit of and be enforceable by you and the Company, and their respective successors, assigns, heirs, executors and administrators, except that you may not assign any of your duties hereunder and you may not assign any of your rights hereunder, without the written consent of the Company. This Agreement may be signed in counterpart, with signature pages copied and/or faxed to the other party. Upon signing by all Parties, this Agreement shall constitute one complete agreement.

David, we are excited to have you join us and enthused at the prospect of tackling a very promising future together. We look forward to a long and mutually rewarding relationship.

[Signature Page Follows]

[Signature Page to evTS Employment Letter Agreement]

Agreed to, accepted and acknowledged:

A. Paw:”

David Solomont

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